EXHIBIT 2.1
EXECUTION COPY
ASSET PURCHASE AGREEMENT
Dated as of June 11, 2007
Between
CHURCHILL DOWNS INCORPORATED,
THE PARENT NAMED HEREIN,
CDTIC ACQUISITION, LLC,
THE BUYER NAMED HEREIN,
BLOODSTOCK RESEARCH INFORMATION SERVICES, INC.,
BRISBET, INC.,
TSNBET, INC.,
and
THOROUGHBRED SPORTS NETWORK, INC.,
THE SELLERS NAMED HEREIN,
RICHARD F. BROADBENT, III,
and
MARTHA B. MAYER TRUST, RICHARD F. BROADBENT, IV TRUST, JOHN P.
BROADBENT TRUST AND ALLISON P. VANDENHOUTEN TRUST
THE SELLING PARTIES NAMED HEREIN,
and
RICHARD F. BROADBENT, III,
THE SELLER REPRESENTATIVE NAMED HEREIN

i

ii

iii

ASSET PURCHASE AGREEMENT
          ASSET PURCHASE AGREEMENT, dated as of June 11, 2007, between Churchill Downs Incorporated, a Kentucky corporation (“Parent”), CDTIC Acquisition, LLC, a Delaware limited liability company (“Buyer”), Bloodstock Research Information Services, Inc., a Kentucky corporation (“Bris”), Brisbet, Inc., an Oregon corporation (“Brisbet”), Tsnbet, Inc., an Oregon corporation (“Tsnbet”), and Thoroughbred Sports Network, Inc., a Kentucky corporation (“TSN”) (each of Bris, Brisbet, Tsnbet, and TSN a “Selling Company,” and collectively, “Seller”), and Richard F. Broadbent, III in his capacity as a shareholder and authorized shareholder agent, and Martha B. Mayer Trust, Richard F. Broadbent, IV Trust, John P. Broadbent Trust and Allison P. Vandenhouten Trust, by Richard F. Broadbent, III as authorized signatory (collectively, the “Selling Parties”), and Richard F. Broadbent, III in his capacity as the “Seller Representative” hereunder.
          WHEREAS, Seller is engaged in the business of (a) providing licensing, racing content, information and technological and other back office support services to customers and businesses engaged in (i) the business of advance deposit wagering and (ii) the ownership and breeding of horses, handicapping and other horse related industries and (b) maintaining and operating an internet and telephone-based business, including through the Websites, that provides content, information, services and advance deposit wagering to consumers, including any products or business ventures and developments related to Instant Racing (the “Business”);
          WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, on a going concern basis, substantially all of the assets, properties and business of Seller, all on the terms and subject to the conditions set forth herein; and
          NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties to this Agreement agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATIONS
          1.1. Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms.
          “Accounting Firm” has the meaning specified in Section 3.2(d).
          “Affiliate” means, with respect to any Person, any other Person which, at the time of determination, directly or indirectly through one or more intermediaries Controls, is Controlled by or is under Common Control with such Person.
          “After-Tax Basis” means, with respect to any amount which is to be paid hereunder on an “After-Tax Basis,” an amount which, after subtraction of the amount of all federal, state and non-U.S. Taxes payable by the recipient thereof as a result of the receipt or accrual of such payment, and after taking into account (i) the increase in federal, state and non-

U.S. Taxes (including estimated Taxes) payable by such recipient for all affected Taxable years as a result of the event or occurrence giving rise to such payment (the “Indemnified Event”), and (ii) the reduction in federal, state and non-U.S. Taxes (including estimated Taxes) payable by the recipient for all Taxable years ending on or before the end of the Taxable year in which such payment is made, shall be sufficient as of the date of payment to compensate the recipient for such Indemnified Event.
          “Agreed Accounting Principles” means generally accepted accounting principles consistently applied, provided that, with respect to any matter as to which there is more than one generally accepted accounting principle, Agreed Accounting Principles means the generally accepted accounting principles applied in the preparation of the Balance Sheet; and provided further that, for purposes of the Agreed Accounting Principles, no known adjustments for items or matters, regardless of the amount thereof, shall be deemed to be immaterial.
          “Agreed Adjustments” has the meaning specified in Section 3.2(c).
          “Agreed Rate” means the prime rate published by The Wall Street Journal, as that rate may vary from time to time, or if that rate is no longer published, a comparable rate.
          “Assumed Liabilities” has the meaning specified in Section 2.3.
          “Balance Sheet” means the audited balance sheet of each Seller as of December 31, 2006 included in Schedule 5.4.
          “Balance Sheet Date” means December 31, 2006.
          “Business” has the meaning specified in the first recital of this Agreement.
          “Buyer” has the meaning specified in the first paragraph of this Agreement.
          “Buyer Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Buyer or Parent under this Agreement or in connection herewith.
          “Buyer Group Member” means (i) Buyer, Parent and their respective Affiliates, (ii) the directors, officers and employees of each of Buyer, Parent and their respective Affiliates and (iii) the respective successors and assigns of each of the foregoing.
          “Claim Notice” has the meaning specified in Section 9.3(a).
          “Closing” means the closing of the transfer of the Purchased Assets from Seller to Buyer.
          “Closing Date” has the meaning specified in Section 4.1.
          “Closing Date Balance Sheet” has the meaning specified in Section 3.2(b).

          “Closing Date Net Working Capital Amount” means, as of the close of business on the business day immediately preceding the Closing Date, the current assets of the Seller less its current liabilities, determined in accordance with the Agreed Accounting Principles; provided, however, that the Closing Date Net Working Capital Amount shall exclude all intangible assets.
          “Code” means the Internal Revenue Code of 1986.
          “Company Group” means any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, at any time on or before the Closing Date, includes or has included any Transferred Subsidiary or any predecessor of or successor to such Transferred Subsidiary (or another such predecessor or successor), or any other group of corporations that, at any time on or before the Closing Date, files or has filed Tax Returns on a combined, consolidated or unitary basis with such Transferred Subsidiary or any predecessor of or successor to such Transferred Subsidiary (or another such predecessor or successor).
          “Confidentiality Agreement” means the Non-Disclosure Agreement dated January 31, 2007 between Parent and Seller.
          “Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled by,” “under Common Control with” and “Controlling” shall have correlative meanings.
          “Copyrights” means United States and non-U.S. copyrights and mask works (as defined in 17 U.S.C. §901), whether registered or unregistered, and pending applications to register the same.
          “Court Order” means any judgment, order, award or decree of any United States federal, state or local, or any supra-national or non-U.S., court or tribunal and any award in any arbitration proceeding.
          “Encumbrance” means any lien (statutory or other), claim, charge, security interest, mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale or other title retention agreement, preference, priority or other security agreement or preferential arrangement of any kind, and any easement, encroachment, covenant, restriction, right of way, defect in title or other encumbrance of any kind.
          “Environmental Law” means all Requirements of Laws derived from or relating to all non-U.S., federal, state and local laws or regulations relating to or addressing the environment, health or safety.
          “ERISA” means the Employee Retirement Income Security Act of 1974.
          “Escrow Agent” has the meaning specified in Section 4.2(b).

          “Escrow Agreement” means the Escrow Agreement among the Seller Representative, Buyer and the Escrow Agent in the form of Exhibit A.
          “Escrow Fund” has the meaning specified in Section 4.2(b).
          “Excluded Assets” has the meaning specified in Section 2.2.
          “Excluded Liabilities” has the meaning specified in Section 2.4.
          “Expenses” means any and all expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).
          “Governmental Body” means any United States federal, state or local, or any supra-national or non-U.S., government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency body or commission, self-regulatory organization, court, tribunal or judicial or arbitral body.
          “Governmental Permits” has the meaning specified in Section 5.9(a).
          “Indemnified Party” has the meaning specified in Section 9.3(a).
          “Indemnitor” has the meaning specified in Section 9.3(a).
          “Instant Racing” means pari-mutuel based instant racing and wagering systems in which wagers are placed on the outcome of previously run events.
          “Instrument of Assignment” means the Instrument of Assignment in the form of Exhibit B.
          “Instrument of Assumption” means the Instrument of Assumption in the form of Exhibit C.
          “Intellectual Property” means Copyrights, Patent Rights, Trademarks and Trade Secrets.
          “IRS” means the Internal Revenue Service.
          “Knowledge of Seller” means the actual knowledge, after due inquiry, of the Seller Representative and Richard F. Broadbent, IV.
          “Leased Real Property” has the meaning specified in Section 5.10(b).
          “Losses” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, deficiencies or other charges, including any diminution of value of the Business.

          “Owned Software” has the meaning specified in Section 5.12(g).
          “Parent” has the meaning specified in the first paragraph of this Agreement.
          “Patent Rights” means United States and non-U.S. patents, provisional patent applications, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, industrial designs, inventions (whether or not patentable or reduced to practice) and improvements thereto.
          “Pension Plan” means any pension plan, as defined in Section 3(2) of ERISA, without regard to Sections 4(b)(4) or 4(b)(5).
          “Permitted Encumbrances” means (i) liens for Taxes and other governmental charges and assessments which are not yet due and payable; (ii) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other similar liens imposed by law arising in the ordinary course of business for sums not yet due and payable and (iii) other liens or imperfections on property which do not adversely affect title to, detract from the value of, or impair the existing use of, the property affected by such lien or imperfection.
          “Person” means any individual, corporation, partnership, limited partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Body.
          “Plan” means (i) any Pension Plan, Welfare Plan, deferred compensation, incentive, bonus, severance, stock option, equity incentive and any other employee benefit plan, program, policy or arrangement of any kind and (ii) any employment, retention, severance, change in control or other contract, agreement or arrangement for the benefit of any current or former officer, director, employee or consultant.
          “Preliminary Accounting Report” has the meaning specified in Section 3.2(a)(iii).
          “Preliminary Closing Date Balance Sheet” has the meaning specified in Section 3.2(a)(i).
          “Preliminary Closing Date Net Working Capital Amount” has the meaning specified in Section 3.2(a)(ii).
          “Purchase Price” has the meaning specified in Section 3.1.
          “Purchased Assets” has the meaning specified in Section 2.1.
          “Receivables” has the meaning specified in Section 8.5(a).
          “Reference Amount” means $1,100,000.00.
          “Requirements of Laws” means any United States federal, state and local, and any non-U.S., laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body (including those pertaining to gaming, electrical, building, zoning, environmental and occupational safety and health requirements) or common law.
          “Seller” has the meaning specified in the first paragraph of this Agreement.
          “Seller Agreements” has the meaning specified in Section 5.18.
          “Seller Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Seller under this Agreement or in connection herewith.
          “Seller Group Member” means (i) Seller, the Selling Parties, the Seller Representative and their respective Affiliates, (ii) the directors, officers and employees of each of Seller and its Affiliates and (iii) the respective successors and assigns of each of the foregoing.
          “Seller Plans” has the meaning specified in Section 5.15(a).
          “Seller Property” means any real or personal property, plant, building, facility, structure, underground storage tank, equipment or unit, or other asset owned, leased or operated by Seller and used in the Business.
          “Seller Representative” means Richard F. Broadbent, III.
          “Selling Company” has the meaning specified in the first paragraph of this Agreement.
          “Selling Parties” has the meaning specified in the first paragraph of this Agreement.
          “Software” means computer software programs and software systems, including databases, compilations, tool sets, compilers, higher level or “proprietary” languages and related documentation and materials, whether in source code, object code or human readable form.
          “Straddle Period” means any Taxable year or period beginning on or before and ending after the Closing Date.
          “Subsidiary” has the meaning specified in Section 5.2(a).
          “Tax” (and, with correlative meaning, “Taxable”) means: (i) any net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental (including taxes under Code Section 59A) tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Body; and (ii) any liability for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation under any Taxsharing ,Tax indemnity or similar arrangement.
          “Tax Return” means any return, report or similar statement required to be filed with respect to any Taxes (including any attached Schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.
          “Third Person Claim” has the meaning specified in Section 9.3(a).
          “Trademarks” means United States, state and non-U.S. trademarks, service marks, trade names, Internet domain names, designs, logos, slogans and general intangibles of like nature, whether registered or unregistered, and pending registrations and applications to register the foregoing.
          “Trade Secrets” means trade secrets and confidential ideas, know-how, concepts, methods, processes, formulae, technology, algorithms, models, reports, data, customer lists, supplier lists, mailing lists, business plans and other proprietary information, all of which derive value, monetary or otherwise, from being maintained in confidence.
          “Transferred Employees” has the meaning specified in Section 8.4(a).
          “Transferred Subsidiary” has the meaning specified on Schedule III
          “Websites” means the internet-based websites operated by the Business as set forth on Schedule II.
          “Welfare Plan” means any welfare plan, as defined in Section 3(1) of ERISA, without regard to Sections 4(b)(4) or 4(b)(5) thereof.
          1.2. Interpretation. For purposes of this Agreement, (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (ii) the word “or” is not exclusive and (iii) the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations and rules promulgated thereunder. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement. This Agreement, the Buyer Ancillary Agreements and the Seller Ancillary Agreements shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

ARTICLE II
PURCHASE AND SALE
          2.1. Purchased Assets. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from Seller, on a going concern basis, free and clear of all Encumbrances (except for Permitted Encumbrances), all of the business and operations of Seller related to the Business and all of the assets and properties of Seller of every kind and description, wherever located, real, personal or mixed, tangible or intangible, used in the conduct of the Business as the same shall exist on the Closing Date (herein collectively called the “Purchased Assets”), including all right, title and interest of Seller in, to and under:
          (a) all of the assets reflected on the Balance Sheet, except those disposed of or converted into cash after the Balance Sheet Date in the ordinary course of business;
          (b) all notes and accounts receivable generated by the Business;
          (c) all supplies, work-in-process, finished goods and other materials included in the inventory of Seller;
          (d) the Governmental Permits listed in Schedule 5.9;
          (e) the real estate leases and leasehold improvements listed or described in Schedule 5.10(B);
          (f) the machinery, equipment, vehicles, furniture and other personal property listed or referred to in Schedule 5.11(A);
          (g) the personal property leases listed in Schedule 5.11(B);
          (h) the Copyrights, Patent Rights and Trademarks (and all goodwill associated therewith) listed in Schedule 5.12(A);
          (i) the Websites (and their respective domain names) and all Trade Secrets and other proprietary or confidential information used in or relating to the Business;
          (j) the Software listed in Schedule 5.12(B);
          (k) the agreements, contracts, licenses, sublicenses, assignments and indemnities listed in Schedule 5.12(C);
          (l) the contracts, agreements or understandings listed or described in Schedule 5.17;
          (m) all of Seller’s rights, claims or causes of action against third parties relating to the assets, properties, business or operations of Seller arising out of transactions occurring prior to the Closing Date;

          (n) all books and records (including all data and other information stored on discs, tapes or other media) of Seller and the subsidiaries relating to the assets, properties, business and operations of the Business, including sales, advertising and marketing materials and customer lists;
          (o) the capital stock of each Transferred Subsidiary; and
          (p) all telephone, telex and telephone facsimile numbers and other directory listings utilized by Seller primarily in connection with the Business.
          2.2. Excluded Assets. Notwithstanding the provisions of Section 2.1, the Purchased Assets shall not include the following (herein referred to as the “Excluded Assets”):
          (a) any cash, bank deposits and cash equivalents;
          (b) Seller’s rights, claims or causes of action against third parties relating to the assets, properties, business or operations of Seller with respect to the Business which might arise in connection with the discharge by Seller of the Excluded Liabilities;
          (c) all contracts of insurance;
          (d) all assets related to any Seller Plan;
          (e) all corporate minute books and stock transfer books and the corporate seal of Seller and any Subsidiary other than a Transferred Subsidiary; and
          (f) all refunds of any Tax for which Seller is liable pursuant to Section 8.3.
          2.3. Assumed Liabilities. On the Closing Date, Buyer shall deliver to Seller the Instrument of Assumption pursuant to which Buyer shall assume and agree to discharge the following obligations and liabilities of Seller in accordance with their respective terms and subject to the respective conditions thereof:
          (a) all current liabilities of Seller with respect to the Business reflected in the Closing Net Working Capital Amount as a dollar amount;
          (b) all liabilities and obligations arising after the Closing Date under (i) the Seller Agreements and (ii) the leases, contracts and other agreements with respect to the Business not required by the terms of Section 5.17 to be listed in a Schedule to this Agreement, except (A) in each case, to the extent such liabilities and obligations, but for a breach or default by Seller, would have been paid, performed or otherwise discharged on or prior to the Closing Date or to the extent the same arise out of any such breach or default and (B) in each case, to the extent such liabilities and obligations would be required to be reflected on a balance sheet as of the Closing Date with respect to the Purchased Assets prepared in accordance with the Agreed Accounting Principles and were not so reflected in the Closing Date Balance Sheet and not taken into account as a deduction in determining the Closing Date Net Working Capital Amount in connection with the determination of the Purchase Price pursuant to Section 3.3;

          (c) all liabilities in respect of Taxes for which Buyer is liable pursuant to Section 8.3; and
          (d) all liabilities of Seller for which Buyer is liable pursuant to Section 8.4.
All of the foregoing liabilities and obligations to be assumed by Buyer hereunder (excluding any Excluded Liabilities) are referred to herein as the “Assumed Liabilities.”
          2.4. Excluded Liabilities. Buyer shall not assume or be obligated to pay, perform or otherwise discharge any liability or obligation of Seller, direct or indirect, known or unknown, absolute or contingent, not expressly assumed by Buyer pursuant to the Instrument of Assumption (all such liabilities and obligations not being assumed being herein called the “Excluded Liabilities”) and, notwithstanding anything to the contrary in Section 2.3, none of the following shall be Assumed Liabilities for purposes of this Agreement:
          (a) any liabilities in respect of Taxes for which Seller is liable pursuant to Section 8.3;
          (b) any payables and other liabilities or obligations of Seller to any of Seller’s Affiliates;
          (c) all liabilities for which Seller is liable pursuant to Section 8.4;
          (d) any costs and expenses incurred by Seller incident to its negotiation and preparation of this Agreement and its performance and compliance with the agreements and conditions contained herein;
          (e) any liabilities or obligations in respect of any Subsidiary, Affiliate or the Excluded Assets;
          (f) any liabilities or obligations with respect to Sellers’ officers, directors, employees or consultants, including any liabilities with respect to any Seller Plan, except as provided in Section 8.4(b);
          (g) any liabilities in respect of the lawsuits, claims, suits, proceedings or investigations set forth in Schedule 5.19(A);
          (h) accrued liabilities of any kind required to be reflected on the Closing Date Balance Sheet prepared in accordance with the Agreed Accounting Principles which were not reflected thereon as a dollar amount;
          (i) any liabilities and obligations related to, or arising from (i) the occupancy, operation, use or control of any of the Seller Property prior to the Closing Date or (ii) the operation of the Business prior to the Closing Date, in each case incurred or imposed by any Environmental Law, including liabilities and obligations related to, or arising from, any Release of any Contaminant on, at or from (A) the Seller Property, including all facilities, improvements, structures and equipment thereon, surface water thereon or adjacent thereto and soil or groundwater thereunder, or any conditions whatsoever on, under or in the vicinity of such real property or (B) any real property or facility owned by a third Person to which Contaminants generated by the Business were sent prior to the Closing Date; or
          (j) any liabilities or obligations related to the violation of any Requirements of Law or Governmental Permits.
ARTICLE III
PURCHASE PRICE
          3.1. Purchase Price. The purchase price for the Purchased Assets (the “Purchase Price”) shall be equal to Forty-Four Million Seven Hundred Thousand Dollars ($44,700,000).
          3.2. Post-Closing Adjustment of Purchase Price.
          (a) As promptly as practicable following the Closing Date (but not later than 60 days after the Closing Date), Buyer shall:
     (i) prepare, in accordance with the Agreed Accounting Principles, a balance sheet as of the Closing Date, which balance sheet shall reflect the Purchased Assets and the Assumed Liabilities (the “Preliminary Closing Date Balance Sheet”);
     (ii) determine the Closing Date Net Working Capital Amount in accordance with the provisions of this Agreement (such Closing Date Net Working Capital Amount as determined by Buyer being referred to as the “Preliminary Closing Date Net Working Capital Amount”); and
     (iii) deliver to the Seller Representative the Preliminary Closing Date Balance Sheet and a certificate setting forth the Preliminary Closing Date Net Working Capital Amount (the “Preliminary Accounting Report”).
          (b) Promptly following receipt of the Preliminary Accounting Report, the Seller Representative may review the same and, within 30 days after the date of such receipt, may deliver to Buyer a signed certificate setting forth its objections to the Preliminary Closing Date Balance Sheet and the Preliminary Closing Date Net Working Capital Amount as set forth in the Preliminary Accounting Report, together with a summary of the reasons therefor and calculations which, in its view, are necessary to eliminate such objections. If the Seller Representative does not so object within such 30-day period, the Preliminary Closing Date Balance Sheet and the Preliminary Closing Date Net Working Capital Amount set forth in the Preliminary Accounting Report shall be final and binding as the “Closing Date Balance Sheet” and the “Closing Date Net Working Capital Amount”, respectively, for all purposes of this Agreement including for purpose of determining the adjustment specified in Section 3.3 of this Agreement but shall not limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement.
          (c) If the Seller Representative so objects within such 30-day period, Buyer and the Seller Representative shall use their reasonable efforts to resolve by written agreement

(the “Agreed Adjustments”) any differences as to the Preliminary Closing Date Balance Sheet and the Preliminary Closing Date Net Working Capital Amount and, if the Seller Representative and Buyer so resolve any such differences, the Preliminary Closing Date Balance Sheet and the Preliminary Closing Date Net Working Capital Amount set forth in the Preliminary Accounting Report as adjusted by the Agreed Adjustments shall be final and binding as the Closing Date Balance Sheet and the Closing Date Net Working Capital Amount, respectively, for all purposes of this Agreement but shall not limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement.
          (d) If any objections raised by the Seller Representative are not resolved by Agreed Adjustments within the 30-day period next following such 30-day period, then Buyer and the Seller Representative shall submit the objections that are then unresolved to a national accounting firm acceptable to both the Seller Representative and Buyer and such firm (the “Accounting Firm”) shall be directed by Buyer and the Seller Representative to resolve the unresolved objections (based solely on the presentations by Buyer and by the Seller Representative as to whether any disputed matter had been determined in a manner consistent with the Agreed Accounting Principles) as promptly as reasonably practicable and to deliver written notice to each of Buyer and the Seller Representative setting forth its resolution of the disputed matters. The Preliminary Closing Date Balance Sheet and the Preliminary Closing Date Net Working Capital Amount, after giving effect to any Agreed Adjustments and to the resolution of disputed matters by the Accounting Firm, shall be final and binding as the “Closing Date Balance Sheet” and the “Closing Date Net Working Capital Amount”, respectively, for purposes of this Agreement but shall not limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement.
          (e) The parties hereto shall make available to Buyer, the Seller Representative and, if applicable, the Accounting Firm, such books, records and other information (including work papers) as any of the foregoing may reasonably request to prepare or review the Preliminary Accounting Report or any matters submitted to the Accounting Firm. The fees and expenses of the Accounting Firm hereunder shall be paid 50% by Buyer and 50% by Seller.
          3.3. Adjustment. Promptly (but not later than five days) after the determination of the Closing Date Net Working Capital Amount pursuant to Section 3.2 that is final and binding as set forth therein:
     (i) if the Closing Date Net Working Capital Amount exceeds the Reference Amount, Buyer shall pay to Seller, by wire transfer of immediately available funds to such bank account of Seller as Seller shall designate in writing to Buyer, an amount equal to the excess of the Closing Date Net Working Capital Amount over the Reference Amount, plus interest on such excess from the Closing Date to the date of payment thereof at the Agreed Rate; or
     (ii) if the Reference Amount exceeds the Closing Date Net Working Capital Amount, Seller shall pay to Buyer, by wire transfer of immediately available funds to such bank account of Buyer as Buyer shall designate in writing to Seller, an amount equal to the excess of the Reference Amount over the Closing Date Net Working Capital

Amount, plus interest on such excess from the Closing Date to the date of payment thereof at the Agreed Rate.
          3.4. Allocation of Purchase Price. Buyer and Seller agree that the schedule allocating the Purchase Price for tax purposes to the covenants of the Seller Representative pursuant to Section 8.1 shall not exceed $500,000.00.
ARTICLE IV
CLOSING
          4.1. Closing Date. The Closing is occurring simultaneously with the execution and delivery of this Agreement on the date hereof, at the offices of John S. Sawyer, Esq. located at 3120 Wall Street, Suite 310, Lexington, Kentucky at 9:00 a.m., local time, or at such other place or at such other time as shall be agreed upon by Buyer and the Seller Representative. The date on which the Closing is actually held is referred to herein as the “Closing Date.” The Closing shall be effective at 11:59 p.m. on the Closing Date.
          4.2. Payment on the Closing Date. At Closing Buyer shall:
          (a) pay Seller an amount equal to $37,200,000 by wire transfer of immediately available funds to a single bank account in the United States specified by Seller in writing to Buyer at least three business days prior to the Closing; and
          (b) deposit with JP Morgan Trust Company, located in Chicago, Illinois, as escrow agent (the “Escrow Agent”) an amount equal to $7,500,000 (the “Escrow Fund”), which shall evidence a portion of the Purchase Price and shall be held by the Escrow Agent under the Escrow Agreement. The Escrow Fund shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.
          4.3. Buyer’s Additional Deliveries. At Closing Buyer shall deliver to Seller all the following:
          (a) a copy of Buyer’s and Parent’s organizational documents certified as of a recent date by the applicable Secretary of State;
          (b) a certificate of good standing of Buyer and Parent issued as of a recent date by the applicable Secretary of State;
          (c) a certificate of the secretary or an assistant secretary of Parent, dated the Closing Date, in form and substance reasonably satisfactory to Seller, as to (i) no amendments to the organizational documents of Buyer or Parent since a specified date; (ii) the by-laws of Parent; (iii) the resolutions of the managing member of Buyer and the Board of Directors of Parent authorizing the execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements and the transactions contemplated hereby and thereby; and (iv) incumbency and signatures of the officers of Buyer and Parent executing this Agreement and any Buyer Ancillary Agreement;

          (d) the Instrument of Assumption duly executed by Buyer; and
          (e) the Escrow Agreement duly executed by Buyer.
          4.4. Seller’s Deliveries. At Closing Seller shall deliver to Buyer all the following:
          (a) a copy of the Articles of Incorporation of each Selling Company certified as of a recent date by the Secretary of State of the State of Kentucky, or the Secretary of State of the State of Oregon, as applicable;
          (b) a certificate of good standing of each Selling Company issued as of a recent date by the Secretary of State of the State of Kentucky, or the Secretary of State of the State of Oregon, as applicable;
          (c) a certificate of the secretary or an assistant secretary of each Selling Company, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) no amendments to the Articles of Incorporation of each Selling Company since a specified date; (ii) the by-laws of each Selling Company; (iii) the resolutions of the Board of Directors of each Selling Company and of the stockholders of each Selling Company authorizing the execution, delivery and performance of this Agreement and the Seller Ancillary Agreements and the transactions contemplated hereby and thereby; and (iv) incumbency and signatures of the officers of each Selling Company executing this Agreement and any Seller Ancillary Agreement;
          (d) authorization of each Selling Party authorizing the execution, delivery and performance of this Agreement in form and substance reasonably satisfactory to Buyer;
          (e) the Instrument of Assignment duly executed by Seller;
          (f) certificates of title or origin (or like documents) with respect to any vehicles or other equipment included in the Purchased Assets for which a certificate of title or origin is required in order to transfer title;
          (g) all consents, waivers or approvals obtained by Seller with respect to the Purchased Assets or the consummation of the transactions contemplated by this Agreement;
          (h) an assignment, in recordable form, with respect to each of the leases of Leased Real Property, duly executed by Seller and in form and substance reasonably satisfactory to Buyer;
          (i) assignments, in recordable form, with respect to each of the registered Copyrights, issued Patent Rights, registered Trademarks and pending applications for the registration or issuance of any Copyrights, Patent Rights and Trademarks included in the Purchased Assets, duly executed by Seller and in form and substance reasonably satisfactory to Buyer;

          (j) a copy of the Articles of Incorporation of each Transferred Subsidiary certified as of a recent date by the Secretary of State of the State of Kentucky, or the Secretary of State of the State of Oregon, as applicable;
          (k) a certificate of good standing of each Transferred Subsidiary issued as of a recent date by the Secretary of State of the State of Kentucky, or the Secretary of State of the State of Oregon, as applicable;
          (l) a certificate of the secretary or an assistant secretary of each Transferred Subsidiary, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) no amendments to the Articles of Incorporation of such Subsidiary since a specified date; and (ii) the by-laws of such Subsidiary;
          (m) a stock certificate or certificates representing the shares of common stock of each Transferred Subsidiary, together with a stock power duly executed in blank by Seller;
          (n) a signed resignation by each of the directors and officers of each Transferred Subsidiary;
          (o) minute books, stock ledger and corporate seal of each Transferred Subsidiary;
          (p) a certification of Seller’s non-foreign status, in form and substance reasonably satisfactory to Buyer, in accordance with Treas. Reg. § 1.1445-2(b);
          (q) the Escrow Agreement duly executed by the Seller Representative;
          (r) an opinion of Gess Mattingly & Atchison, PSC as to the authorization and execution of this Agreement, in form and substance reasonably satisfactory to Buyer; and
          (s) such other bills of sale, assignments and other instruments of transfer or conveyance as Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Buyer.
In addition to the above deliveries, Seller shall take all steps and actions as Buyer, Parent or their counsel may reasonably request or as may otherwise be necessary to put Buyer in actual possession or control of the Purchased Assets.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER
          As an inducement to Buyer and Parent to enter into this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants to Buyer and Parent and agrees as follows:

          5.1. Organization of Seller.
          (a) Bris and TSN are corporations duly organized, validly existing and in good standing under the laws of the State of Kentucky. Brisbet and Tsnbet are corporations duly organized, validly existing and in good standing under the laws of the State of Oregon. Seller is duly qualified to transact business as a foreign corporation and is in good standing in each of the jurisdictions listed in Schedule 5.1, which jurisdictions are the only ones in which the ownership or leasing of the Purchased Assets or the conduct of the Business requires such qualification. No other jurisdiction has demanded, requested or otherwise indicated that Seller is required so to qualify on account of the ownership or leasing of the Purchased Assets or the conduct of the Business. Seller has full power and authority to own or lease and to operate and use the Purchased Assets and to carry on the Business as now conducted.
          (b) True and complete copies of the Articles of Incorporation and all amendments thereto and of the by-laws, as amended to date, of Seller have been delivered to Buyer.
          (c) Schedule 5.1 sets forth a list of each of the stockholders of Seller and the number of shares of Seller’s capital stock owned by each such stockholder. Except as set forth in Schedule 5.1, there are no agreements, arrangements, options, warrants, calls, rights or commitments of any character relating to the issuance, sale, purchase or redemption of any shares of capital stock of Seller.
          5.2. Subsidiaries and Investments.
          (a) Schedule 5.2 sets forth a list of each corporation, partnership, limited liability company, joint venture or other entity which is involved in or relates to the Business (i) in which Seller, directly or indirectly, owns of record or beneficially 50% or more of the outstanding voting securities or of which it is a general partner (each such corporation, partnership, limited liability company, joint venture or other entity being referred to herein as a “Subsidiary”), (ii) in which Seller, directly or indirectly, owns of record or beneficially any outstanding voting securities or other equity interests or (iii) which is Controlled by Seller.
          (b) Schedule 5.2 sets forth the authorized capital stock of each Subsidiary and indicates the number of issued and outstanding shares of capital stock, the number of issued shares of capital stock held as treasury shares and the number of shares of capital stock unissued and not reserved for any purpose of each Subsidiary. Except as set forth in Schedule 5.2 and except for this Agreement, there are no agreements, arrangements, options, warrants, calls, rights or commitments of any character relating to the issuance, sale, purchase or redemption of any shares of capital stock of any of the Subsidiaries. All of the outstanding shares of capital stock of each of the Subsidiaries are validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each of the Subsidiaries are owned by Seller of record and beneficially free from all Encumbrances, except as set forth in Schedule 5.2.
          (c) Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly qualified to transact business as a foreign corporation and is in good standing under the laws of each jurisdiction listed under its name in Schedule 5.2, which jurisdictions are the only ones in which the ownership or leasing of such Subsidiary’s assets or the conduct of such Subsidiary’s business requires such qualification, and no other jurisdiction has demanded, requested or otherwise indicated that such Subsidiary is required so to qualify. Each Subsidiary has full power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted.
          (d) True and complete copies of the certificate or articles of incorporation and all amendments thereto and of the by-laws, as amended to date, of each of the Subsidiaries have been delivered to Buyer.
          5.3. Authority of Seller.
          (a) Seller has full power and authority to execute, deliver and perform this Agreement and all of the Seller Ancillary Agreements. The execution, delivery and performance of this Agreement and the Seller Ancillary Agreements by Seller have been duly authorized and approved by Seller’s board of directors and by the stockholders of Seller and do not require any further authorization or consent of Seller or its stockholders. This Agreement has been duly authorized, executed and delivered by Seller and is the legal, valid and binding obligation of Seller enforceable in accordance with its terms, and each of the Seller Ancillary Agreements has been duly authorized by Seller and upon execution and delivery by Seller will be a legal, valid and binding obligation of Seller enforceable in accordance with its terms.
          (b) Except as set forth in Schedule 5.3, neither the execution nor delivery of this Agreement or any of the Seller Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:
     (i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the Purchased Assets, under (A) the Articles of Incorporation or by-laws of Seller, (B) any Seller Agreement, (C) any other material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Seller is a party or any of the Purchased Assets is subject or by which Seller is bound, (D) any Court Order to which Seller is a party or any of the Purchased Assets is subject or by which Seller is bound, or (E) any Requirements of Laws affecting Seller, the Purchased Assets or the Business; or
     (ii) require the approval, consent, authorization or act of, or the making by Seller of any declaration, filing or registration with, any Person.
          5.4. Financial Statements. Schedule 5.4 contains the audited balance sheet of each Seller as of December 31, 2006 and December 31, 2005 and the related statements of income and cash flows for the two years then ended, together with the appropriate notes to such financial statements. Except as set forth therein or in the notes thereto, such balance sheets and statements of income and cash flow have been prepared in conformity with generally accepted accounting principles consistently applied, and such balance sheets and related statements of income and cash flow present fairly the financial position and results of operations of Seller as of their respective dates and for the respective periods covered thereby.
          5.5. Operations Since Balance Sheet Date.
          (a) Since the Balance Sheet Date, there has been:
     (i) no material adverse change in the Purchased Assets, the Business or the operations, liabilities, profits, prospects or condition (financial or otherwise) of Seller and no fact or condition exists or is contemplated or threatened which might reasonably be expected to cause such a change in the future; and
     (ii) no damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking adversely affecting any of the Purchased Assets or the Business.
          (b) Except as set forth in Schedule 5.5(B), since the Balance Sheet Date, Seller has conducted the Business only in the ordinary course and in conformity with past practice. Without limiting the generality of the foregoing, since the Balance Sheet Date, except as set forth in such Schedule, Seller has not:
     (i) sold, leased (as lessor), transferred or otherwise disposed of (including any transfers by Seller to any of its Affiliates), or mortgaged or pledged, or imposed or suffered to be imposed any Encumbrance on, any of the assets reflected on the Balance Sheet or any assets acquired by Seller after the Balance Sheet Date, except for supplies, inventory and minor amounts of personal property sold or otherwise disposed of for fair value in the ordinary course of the Business consistent with past practice and except for Permitted Encumbrances;
     (ii) cancelled any debts owed to or claims held by Seller (including the settlement of any claims or litigation) other than in the ordinary course of the Business consistent with past practice;
     (iii) created, incurred or assumed, or agreed to create, incur or assume, any indebtedness for borrowed money or entered into, as lessee, any capitalized lease obligations (as defined in Statement of Financial Accounting Standards No. 13);
     (iv) allowed the levels of supplies, work-in-process or other materials included in the inventory of the Business to vary in any material respect from the levels customarily maintained in the Business;
     (v) made, or agreed to make, any distribution of assets to any Affiliate of Seller;
     (vi) instituted any increase in any compensation payable to any employee of Seller or instituted or increased any new profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other benefits made available to employees of Seller;

     (vii) prepared or filed any Tax Return inconsistent with past practice or, on any such Tax Return, taken any position, made any election, or adopted any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including positions, elections or methods which would have the effect of deferring income to periods for which Buyer is liable pursuant to Section 8.3(a) or accelerating deductions to periods for which Seller is liable pursuant to Section 8.3(a));
     (viii) made any change in the accounting principles and practices used by Seller from those applied in the preparation of the Balance Sheet and the related statements of income and cash flow for the period then ended;
     (ix) sold, assigned, licensed, transferred, abandoned or permitted to lapse (A) any licenses or permits or (B) any proprietary rights or other intangible assets owned by, issued to or licensed to it;
     (x) conducted its cash management customs and practices other than in the ordinary course of business (including with respect to collection of accounts receivable, purchases of services and supplies, repairs and maintenance, payment of accounts payable and accrued expenses, levels of capital expenditures, pricing and credit practices and operation of cash management practices generally);
     (xi) received notification that any material customer, service provider or supplier may stop or change in any material respect the volume of business done with or prices paid to or by the Seller or renegotiate its agreement with the Seller;
     (xii) made any capital investment in, any loan to, or any acquisition of the securities or assets of any other Person;
     (xiii) made any capital expenditures or commitments for capital expenditures; or
     (xiv) committed to do any of the foregoing.
          5.6. No Undisclosed Liabilities. Seller is not subject to any liability (including unasserted claims, whether known or unknown), whether absolute, contingent, accrued or otherwise, which is not shown or which is in excess of amounts shown or reserved for in the Balance Sheet, other than liabilities of the same nature as those set forth in the Balance Sheet and reasonably incurred in the ordinary course of the Business after the Balance Sheet Date.
          5.7. Taxes.
          (a) Without limitation,
     (i) each of Seller and each Transferred Subsidiary has filed all Tax Returns required to be filed by it and has paid all Taxes which have become due pursuant to such Tax Returns or pursuant to any assessment which has become payable;

     (ii) all such Tax Returns are complete and accurate and disclose all Taxes required to be paid;
     (iii) no such Tax Returns have been the subject of a completed audit;
     (iv) there is no action, suit, investigation, audit, claim or assessment pending or proposed or threatened with respect to any Tax Return filed by or with respect to, or Taxes due from or with respect to, Seller or any Transferred Subsidiary;
     (v) neither Seller nor any Transferred Subsidiary has waived or been requested to waive any statute of limitations in respect of Taxes;
     (vi) all monies required to be withheld by Seller or any Transferred Subsidiary have been collected or withheld, and either paid to the respective taxing authorities, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of Seller or such Transferred Subsidiary, as the case may be;
     (vii) none of the Purchased Assets or the assets of any Transferred Subsidiary is properly treated as owned by Persons other than Seller or such Transferred Subsidiary, as the case may be, for income Tax purposes pursuant to Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986) or otherwise;
     (viii) none of the Purchased Assets or the assets of any Transferred Subsidiary is “tax-exempt use property” within the meaning of Section 168(h) of the Code;
     (ix) no claim has ever been made by a taxing authority in a jurisdiction where Seller or a Transferred Subsidiary has never paid Taxes or filed Tax Returns asserting that such Seller or Transferred Subsidiary is or may be subject to Taxes in such jurisdiction;
     (x) neither Seller nor any Transferred Subsidiary has received any Tax rulings, made any request for rulings, or entered into any closing agreements relating to Seller or any Transferred Subsidiary which would reasonably be expected to affect any Tax liability relating to the Business, any Purchased Asset or any Transferred Subsidiary for any period after the Closing Date;
     (xi) all Tax sharing, Tax indemnity or similar arrangements relating to the Business, any Purchased Asset or any Transferred Subsidiary (other than this Agreement) will terminate prior to the Closing Date and neither Buyer nor any Transferred Subsidiary will have any liability thereunder on or after the Closing Date; and
     (xii) no Transferred Subsidiary has (i) been a member of any Company Group other than each Company Group of which it is a member as of the date hereof or (ii) had any direct or indirect ownership interest in any corporation, partnership, joint venture or other entity.
          (b) No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code and no sales Taxes, use Taxes, real estate transfer Taxes or other similar Taxes will be imposed on the transfer of the Purchased Assets or the assumption of the Assumed Liabilities pursuant to this Agreement;
          (c) No payment or other benefit, and no acceleration of the vesting of any options, payments or other benefits, will be, as a direct or indirect result of the transactions contemplated by this Agreement, an “excess parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code and the Treasury Regulations thereunder. No payment, or other benefit, and no acceleration of the vesting of any options, payments or other benefits, will, as a direct or indirect result of the transactions contemplated by this Agreement, be (or under Section 280G of the Code and the Treasury Regulations thereunder be presumed to be) a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code and the Treasury Regulations thereunder, without regard to whether such payment or acceleration is reasonable compensation for personal services performed or to be performed in the future.
          5.8. Availability of Assets.
          (a) Except as set forth in Schedule 5.8 and except for the Excluded Assets, the Purchased Assets constitute all the assets used in the Business (including all books, records, computers and computer programs and data processing systems) and are in good condition (subject to normal wear and tear) and serviceable condition and are suitable for the uses for which intended.
          (b) Schedule 5.8 sets forth a description of all material services provided by any Affiliate of Seller to the Business utilizing either (i) assets not included in the Purchased Assets or (ii) employees not listed in Schedule 5.15(H) (other than those employees not listed by reason of clause (i) of Section 5.15(h)), and the manner in which the costs of providing such services have been allocated to the Business. Schedule 5.8 also sets forth a description of all material services provided by the Business to any Affiliate of Seller utilizing either (i) assets included in the Purchased Assets or (ii) employees listed in Schedule 5.15(H) (and those employees not listed by reason of clause (i) of Section 5.15(h)), and the manner in which Seller has been compensated for the costs of providing such services.
          5.9. Governmental Permits.
          (a) Seller owns, holds or possesses all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from a Governmental Body which are necessary to entitle it to own or lease, operate and use the Purchased Assets and to carry on and conduct the Business substantially as currently conducted (collectively, the “Governmental Permits”). Schedule 5.9 sets forth a list and brief description of each Governmental Permit (including the expiration dates thereof). Complete and correct copies of all of the Governmental Permits have heretofore been delivered to Buyer by Seller.
          (b) Except as set forth in Schedule 5.9, (i) Seller has fulfilled and performed its obligations under each of the Governmental Permits, and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Governmental Permit or which permits or, after notice or lapse of time or both, would permit revocation or termination of any such Governmental Permit, or which might adversely affect the rights of Seller under any such Governmental Permit; (ii) no notice of cancellation, of default or of any dispute concerning any Governmental Permit, or of any event, condition or state of facts described in the preceding clause, has been received by, or is known to, Seller; and (iii) each of the Governmental Permits is valid, subsisting and in full force and effect and may be assigned and transferred to Buyer in accordance with this Agreement and will continue in full force and effect thereafter, in each case without (x) the occurrence of any breach, default or forfeiture of rights thereunder, or (y) the consent, approval, or act of, or the making of any filing with, any Governmental Body.
          5.10. Real Property.
          (a) Seller does not own any real property that is used in or relates to the Business and does not hold any option to acquire any real property.
          (b) Schedule 5.10(B) sets forth a list and brief description of each lease or similar agreement (showing the parties thereto, annual rental, expiration date, renewal and purchase options, if any, the improvements thereon, the uses being made thereof, and the location of the real property covered by such lease or other agreement) under which Seller is lessee of, or holds or operates, any real property owned by any third Person and used in or relating to the Business (the “Leased Real Property”). Except as set forth in such Schedule, Seller has the right to quiet enjoyment of all the Leased Real Property for the full term of the lease or similar agreement (and any renewal option related thereto) relating thereto, and the leasehold or other interest of Seller in the Leased Real Property is not subject or subordinate to any Encumbrance except for Permitted Encumbrances.
          (c) Neither the whole nor any part of the Leased Real Property is subject to any pending suit for condemnation or other taking by any Governmental Body, and, to the Knowledge of Seller, no such condemnation or other taking is threatened or contemplated.
          5.11. Personal Property.
          (a) Schedule 5.11(A) contains a list of all machinery, equipment, vehicles, furniture and other tangible personal property owned by Seller and used in or relating to the Business.
          (b) Schedule 5.11(B) contains a list and description of each lease or other agreement or right, whether written or oral (showing in each case the annual rental, the expiration date thereof and a brief description of the property covered), under which Seller is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third Person and used in or relating to the Business.
          5.12. Intellectual Property; Software.
          (a) Schedule 5.12(A) contains a list and description (showing in each case the registered or other owner, expiration date and registration or application number, if any) of all Copyrights, Patent Rights and Trademarks (including all assumed or fictitious names under which Seller is conducting the Business or has within the previous five years conducted the

Business) owned by, licensed to or used by Seller in connection with the conduct of the Business.
          (b) Schedule 5.12(B) contains a list and description (showing in each case any owner, licensor or licensee) of all Software owned by, licensed to or used by Seller in the conduct of the Business, provided that Schedule 5.12(B) does not list mass market Software licensed to Seller that is commercially available and subject to “shrink-wrap” or “click-through” license agreements.
          (c) Schedule 5.12(C) contains a list and description of all agreements, contracts, licenses, sublicenses, assignments and indemnities that relate to: (i) any Copyrights, Patent Rights or Trademarks required to be identified in Schedule 5.12(A); (ii) any Trade Secrets owned by, licensed to or used by Seller in connection with the conduct of the Business; and (iii) any Software required to be identified in Schedule 5.12(B).
          (d) Seller either: (i) owns the entire right, title and interest in and to the Intellectual Property and Software included in the Purchased Assets, free and clear of any Encumbrance; or (ii) has the perpetual, royalty-free right to use the same. Seller is listed in the records of the appropriate United States, state or non-U.S. registry as the sole current owner of record for each application or registration required to be identified in Schedule 5.12(A) as being owned by Seller.
          (e) Without exception: (i) all registrations for Copyrights, Patent Rights and Trademarks required to be identified in Schedule 5.12(A) as being owned by Seller are valid and in force, and all applications to register any unregistered Copyrights, Patent Rights and Trademarks so identified are pending and in good standing, all without challenge of any kind; (ii) the Intellectual Property owned by Seller has not been cancelled or abandoned and is valid and enforceable; (iii) Seller has the sole and exclusive right to bring actions for infringement, misappropriation, dilution, violation or unauthorized use of the Intellectual Property and Software owned by Seller, and to the Knowledge of Seller, there is no basis for any such action; (iv) Seller has taken all actions reasonably necessary to protect and where necessary register, the Intellectual Property owned by or licensed exclusively to Seller; and (v) Seller is not in breach of any agreement affecting the Intellectual Property used by Seller and has not taken any action that would impair or otherwise adversely affect its rights in the Intellectual Property used by Seller. Correct and complete copies of: (x) registrations for all registered Copyrights, Patent Rights and Trademarks identified in Schedule 5.12(A) as being owned by Seller; and (y) all pending applications to register unregistered Copyrights, Patent Rights and Trademarks identified in Schedule 5.12(A) as being owned by Seller (together with any subsequent correspondence or filings relating to the foregoing) have heretofore been delivered by Seller to Buyer.
          (f) Without exception: (i) no infringement, misappropriation, violation or dilution of any Intellectual Property, or any rights of publicity or privacy relating to the use of names, likenesses, voices, signatures or biographical information, of any other Person has occurred or results in any way from the operations of the Business; (ii) no claim of any infringement, misappropriation, violation or dilution of any Intellectual Property or any such rights of any other Person has been made or asserted in respect of the operations of the Business; (iii) no claim of invalidity of any Intellectual Property owned by Seller has been made by any other Person; (iv) no proceedings are pending or, to the Knowledge of Seller, threatened that challenge the validity, ownership or use of any Intellectual Property owned by Seller; and (v) Seller has not had notice of, or Knowledge of any basis for, a claim against Seller that the operations, activities, products, Software, equipment, machinery or processes of the Business infringe, misappropriate, violate or dilute any Intellectual Property or any such rights of any other Person.
          (g) Except as disclosed in Schedule 5.12(G): (i) the Software included in the Purchased Assets is not subject to any transfer, assignment, change of control, site, equipment, or other operational limitations; (ii) Seller has maintained and protected the Software included in the Purchased Assets that it owns (the “Owned Software”) (including all source code and system specifications) with appropriate proprietary notices (including the notice of copyright in accordance with the requirements of 17 U.S.C. § 401), confidentiality and non-disclosure agreements and such other measures as are reasonably necessary to protect the Trade Secrets and Copyrights contained therein or relating thereto; (iii) the Owned Software has been registered or is eligible for protection and registration under applicable copyright law; (iv) Seller has copies of all releases or separate versions of the Owned Software so that the same may be subject to registration in the United States Copyright Office; (v) Seller has complete and exclusive right, title and interest in and to the Owned Software; (vi) Seller has developed the Owned Software through its own efforts and for its own account without the aid or use of any consultants, agents, independent contractors or Persons (other than Persons that are employees of Seller); (vii) the Owned Software does not infringe, misappropriate, violate or dilute any Intellectual Property of any other Person; (viii) any Owned Software includes the source code, system documentation, statements of principles of operation and schematics, as well as any pertinent commentary, explanation, program (including compilers), workbenches, tools, and higher level (or “proprietary”) language used for the development, maintenance, implementation and use thereof, so that a trained computer programmer could develop, maintain, support, compile and use all releases or separate versions of the same that are currently subject to maintenance obligations by Seller; (ix) the Owned Software operates in accordance with and conforms in all material respects to any specifications, manuals, guides, descriptions and other similar documentation, in written or electronic form, made available by Seller to customers, end-users and resellers; (x) the Owned Software is not licensed pursuant to a so-called “open source” license and does not incorporate and is not based on any Software that is licensed pursuant to a so-called “open source” license; (xi) there are no agreements or arrangements in effect with respect to the marketing, distribution, licensing or promotion of the Owned Software by any other Person; (xii) the Owned Software complies with all applicable Requirements of Laws relating to the export or re-export of the same; and (xiii) the Owned Software may be exported or re-exported to all countries without the necessity of any license, other than to those countries specified as prohibited destinations pursuant to applicable regulations of the U.S. Department of Commerce and/or the United States State Department.
          (h) All employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any Intellectual Property or Software on behalf of Seller or any predecessor in interest thereto either: (i) created such materials in the scope of his or her employment; (ii) is a party to a “work-for-hire” agreement under which Seller is deemed to be the original owner/author of all right, title and interest therein; or (iii) has executed an assignment in favor of Seller (or such predecessor in interest, as applicable) of all right, title and interest in such material.
          5.13. Accounts Receivable. All accounts receivable of Seller have arisen from bona fide transactions by Seller in the ordinary course of the Business. All accounts receivable reflected in the Balance Sheet are good and collectible in the ordinary course of business at the aggregate recorded amounts thereof, net of any applicable allowance for doubtful accounts reflected in the Balance Sheet; and all accounts receivable to be reflected in the Closing Date Balance Sheet will be good and collectible in the ordinary course of business at the aggregate recorded amounts thereof, net of any applicable allowance for doubtful accounts, which allowance will be determined on a basis consistent with the basis used in determining the allowance for doubtful accounts reflected in the Balance Sheet.
          5.14. Title to Property. Seller has good and marketable title to all of the Purchased Assets, free and clear of all Encumbrances, except for Permitted Encumbrances. Upon delivery to Buyer on the Closing Date of the instruments of transfer contemplated by Section 4.4, Seller will thereby transfer to Buyer good and marketable title to the Purchased Assets, subject to no Encumbrances, except for Permitted Encumbrances.
          5.15. Employees and Related Agreements; ERISA.
          (a) Schedule 5.15(A) lists each Plan that is maintained or contributed to by Seller or with respect to which Seller or the Business has any liability (“Seller Plan”). Seller has provided Buyer with (i) true and complete copies of each Seller Plan (or, if not written, a written summary of its terms), (ii) any related trust agreement or other funding instrument; (iii) the most recent IRS determination letter, if applicable; (iv) any summary plan description and other material written communication by Seller or the Business to its employees concerning the benefits provided under the Seller Plan; and (v) the most recent financial statements and Form 5500 annual report (including attached Schedules).
          (b) Each Seller Plan (and each related trust, insurance contract or fund) has been maintained, funded and administered in accordance with its terms and complies in form and operation with all applicable Requirements of Law, including, without limitation (and where applicable), ERISA and the Code.
          (c) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made on a timely basis to each Seller Plan. All premiums or other payments that are due have been paid on a timely basis with respect to each Seller Plan. Except as taken into account in determining the Closing Date Net Working Capital Amount, no unfunded liability exists with respect to any Seller Plan.
          (d) Each Seller Plan that is intended to meet the requirements of a “qualified plan” under Code Section 401(a) has received a favorable determination letter from the Internal Revenue Service to the effect that such Seller Plan meets the requirements of Code Section 401(a) and, to the Knowledge of Seller, no events have occurred that would reasonably be expected to adversely affect such qualified status.

          (e) Neither Seller nor the Business maintains, sponsors, or contributes to or has any liability with respect to, (i) any Pension Plan that is subject to Title IV of ERISA or any other defined benefit pension plan or (ii) any “multiemployer plan” (as such term is defined under Section 3(37) of ERISA).
          (f) Neither Seller nor the Business has any current or potential obligation to provide post-employment health, life or other welfare benefits other than as required under Section 4980B of the Code or any similar applicable law. There do not exist any pending or, to the Knowledge of Seller, threatened claims (other than routine undisputed claims for benefits), suits, actions, disputes, audits or investigations with respect to any Seller Plan.
          (g) The consummation of the transactions contemplated by this Agreement will not accelerate the time of the payment or vesting of, or increase the amount of, or result in the forfeiture of compensation or benefits under any Seller Plan.
          (h) Schedule 5.15(H) contains: (i) a list of all employees of Seller as of March 31, 2007; (ii) the then current annual compensation of, and a description of the fringe benefits (other than those generally available to employees of Seller) provided by Seller to any such employees; (iii) a list of all present or former employees of Seller paid in excess of $50,000 in calendar year 2006 who have terminated or given notice of their intention to terminate their relationship with Seller since December 31, 2006; and (iv) a list of any increase, effective after December 31, 2006, in the rate of compensation of any employees or commission salespersons if such increase exceeds 10% of the previous annual salary of such employee or commission salesperson.
          (i) To the Knowledge of Seller, Seller is not involved in any transaction or other situation with any employee, officer, director or Affiliate of Seller which may be generally characterized as a “conflict of interest”, including direct or indirect interests in the business of competitors, suppliers or customers of Seller. There are no situations which involved or involves (i) the use of any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) the making of any direct or indirect unlawful payments to government officials or others from corporate funds or the establishment or maintenance of any unlawful or unrecorded funds; (iii) the violation of the Foreign Corrupt Practices Act of 1977; or (iv) the receipt of any illegal discounts or rebates or any other violation of the antitrust laws.
          5.16. Employee Relations. Seller has complied in respect of the Business with all applicable Requirements of Laws relating to prices, wages, hours, discrimination in employment and collective bargaining and is not liable for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing. Seller believes that its relations with the employees of Seller are satisfactory. Seller is not a party to a collective bargaining agreement with any union and is not affected by or threatened with, any dispute or controversy with a union or with respect to unionization or collective bargaining involving the employees of Seller. Seller is not adversely affected by any dispute or controversy with a union or with respect to unionization or collective bargaining involving any supplier or customer of Seller.

          5.17. Contracts. Except as set forth in Schedule 5.17 or any other Schedule hereto, Seller is not a party to or bound by:
     (i) any contract for the purchase or sale of real property;
     (ii) any contract for the purchase of services, materials, supplies or equipment;
     (iii) any contract for the sale of goods or services;
     (iv) any contract for the purchase, licensing or development of software;
     (v) any franchise, consignment, distributor, dealer, manufacturers representative, sales agency, advertising representative or advertising or public relations contract;
     (vi) any guarantee of the obligations of customers, suppliers, officers, directors, employees, Affiliates or others;
     (vii) any contract which limits or restricts where Seller may conduct the Business or the type or line of business in which Seller may engage;
     (viii) any agreement which provides for, or relates to, the incurrence of indebtedness for borrowed money (including any interest rate or non-U.S. currency swap, cap, collar, hedge or insurance agreements, or options or forwards on such agreements, or other similar agreements for the purpose of managing the interest rate and/or non-U.S. exchange risk associated with its financing);
     (ix) any contract related to (i) simulcast arrangements, (ii) pari-mutuel wagering or (iii) the compilation or transmission of information or data regarding horse and other race results and payouts, and/or the amounts of wagers (including pari-mutuel and off-track pari-mutuel wagers) to which Seller is a party;
     (x) management, consulting, advertising, marketing, promotion, technical services, advisory or other contract or other similar arrangement;
     (xi) any contract not made in the ordinary course; or
     (xii) any other contract, agreement, commitment, understanding or instrument which is material to Seller.
          5.18. Status of Contracts. Except as set forth in Schedule 5.18(A) or in any other Schedule hereto, each of the leases, contracts and other agreements listed in Schedules 5.10(B), 5.11(B), 5.12(C), 5.17 and 8.4(B) (collectively, the “Seller Agreements”) constitutes a valid and binding obligation of the parties thereto and is in full force and effect and (except as set forth in Schedule 5.3 and except for those Seller Agreements which by their terms will expire prior to the Closing Date or are otherwise terminated prior to the Closing Date in accordance with the provisions hereof), subject to the Schedule III, may be transferred to Buyer pursuant to this Agreement and will continue in full force and effect thereafter, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other party. Subject to the Schedule III, Seller has fulfilled and performed its obligations under each of the Seller Agreements, and Seller is not in, or alleged to be in, breach or default under, nor is there or is there alleged to be any basis for termination of, any of the Seller Agreements and no other party to any of the Seller Agreements has breached or defaulted thereunder, and no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by Seller or by any such other party. Other than as set forth on Schedule 5.18(B), Seller is not currently renegotiating any of the Seller Agreements or paying liquidated damages in lieu of performance thereunder. None of the Seller Agreements contains terms unduly burdensome to Seller or is harmful to the Business. Complete and correct copies of each of the Seller Agreements have heretofore been delivered to Buyer by Seller.
          5.19. No Violation or Litigation.
          (a) Except as set forth in Schedule 5.19(A):
     (i) neither Seller nor any of the Purchased Assets are subject to any Court Order;
     (ii) the Purchased Assets and their uses comply with all applicable Requirements of Laws and Court Orders;
     (iii) Seller has complied with all Requirements of Laws and Court Orders which are applicable to the Purchased Assets or the Business;
     (iv) there are no lawsuits, claims, suits, proceedings or investigations pending or, to the Knowledge of Seller, threatened against or affecting Seller in respect of the Purchased Assets or the Business nor, to the Knowledge of Seller, is there any basis for any of the same, and there are no lawsuits, suits or proceedings pending in which Seller is the plaintiff or claimant and which relate to the Purchased Assets or the Business;
     (v) there is no action, suit or proceeding pending or, to the Knowledge of Seller, threatened which questions the legality or propriety of the transactions contemplated by this Agreement;
     (vi) to the Knowledge of Seller, no legislative or regulatory proposal has been adopted or is pending which could adversely affect the Business; and
     (vii) neither Seller nor any Affiliate has received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding:
     (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or

     (B) any actual, alleged, possible, or potential obligation on the part of Seller or any Affiliate to undertake, or to bear all or any portion of the costs of, any remedial action of any nature.
          (b) Seller is not accepting, and has never accepted, wagers from any customer in the states listed in Schedule 5.19(B).
          5.20. Environmental Matters. Without exception:
     (i) the operations of the Business comply with all applicable Environmental Laws;
     (ii) Seller has obtained all environmental, health and safety Governmental Permits necessary for the operation of the Business, and all such Governmental Permits are in good standing and Seller is in compliance with all terms and conditions of such permits;
     (iii) none of Seller nor any of the present Seller Property or operations, or the past Seller Property or operations, is subject to any on-going investigation by, order from or agreement with any Person respecting any Environmental Law; and
     (iv) Seller is not subject to any judicial or administrative proceeding, order, judgment, decree or settlement alleging or addressing a violation of or liability under any Environmental Law.
          5.21. Insurance. Schedule 5.21 sets forth a list and brief description (including nature of coverage, limits, deductibles, premiums and the loss experience for the most recent five years with respect to each type of coverage) of all policies of insurance maintained, owned or held by Seller on the date hereof with respect to the Purchased Assets or the Business. Seller shall keep or cause such insurance or comparable insurance to be kept in full force and effect through the Closing Date. Seller has complied with each of such insurance policies and has not failed to give any notice or present any claim thereunder in a due and timely manner.
          5.22. Customers and Suppliers. Schedule 5.22 sets forth a list of names and addresses of the one hundred largest customers of Seller during the year ended December 31, 2006. Except as set forth in Schedule 5.22, there exists no actual or threatened termination, cancellation or limitation of, or any modification or change in, the business relationship of Seller with any customer or group of customers listed in Schedule 5.22, or whose purchases individually or in the aggregate are material to the operations of the Business, and there exists no present or future condition or state of facts or circumstances involving customers which Seller can now reasonably foresee would materially adversely affect the Business or prevent the conduct of the Business after the consummation of the transactions contemplated by this Agreement in essentially the same manner in which it has heretofore been conducted.
          5.23. No Finder. Neither Seller nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

          5.24. Disclosure. None of the representations or warranties of Seller contained herein, none of the information contained in the Schedules referred to in ARTICLE V or ARTICLE VII, and none of the other information or documents furnished to Buyer, Parent or any of their representatives by Seller or its representatives pursuant to the terms of this Agreement, is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect. There is no fact which adversely affects or in the future is likely to adversely affect the Purchased Assets or the Business in any material respect which has not been set forth or referred to in this Agreement or the Schedules hereto.
          5.25. Information Related to the Business. Seller has made available to Buyer and Parent certain financial projections, which projections were prepared for internal use only. Seller makes no representation or warranty regarding the accuracy of such projections or as to whether such projections will be achieved or otherwise, except that Seller represents and warrants that such projections were prepared in good faith and are based on assumptions believed by it to be reasonable.
          5.26. Reserved.
          5.27. Compliance. Neither Seller nor any of its directors, officers, employees, agents or representatives, nor any Person acting for or on behalf of Seller, has violated the Bank Secrecy Act, USA PATRIOT Act, and the Money Laundering and Financial Crimes Strategy Act of 1998 in connection with the Business. Seller, the Business, and employees, agents, and representatives thereof, as well as all Persons acting for or on behalf thereof, are in compliance with the USA PATRIOT Act, the Bank Secrecy Act, the Money Laundering and Financial Crimes Strategy Act of 1998 as well as any recommendations made by the Financial Act Task Force Against Money Laundering in connection with the Business. Neither Seller nor the Business has received any notice from the Department of the Treasury regarding the violation of any money laundering statues, including, without limitation, the statutes cited herein.
          5.28. Customer Approvals; Controls.
          (a) Since January 1, 2005, Seller has undertaken the verifications described on Schedule 5.28 with respect to all new customers; and the verification procedures described on Schedule 5.28 comply with all applicable Legal Requirements.
          (b) Seller maintains a system of internal accounting controls sufficient to provide reasonable assurances that:
     (i) transactions are executed in accordance with management’s general or specific authorization;
     (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and (B) to maintain accountability for assets;
     (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and

     (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
          (c) The representations set forth in Section 5.28(b) shall not apply to wagering activities implemented by Persons other than Seller.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT
          As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer and Parent hereby represent and warrant to Seller and agrees as follows:
          6.1. Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Kentucky and has full power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted.
          6.2. Authority.
          (a) Buyer and Parent have full power and authority to execute, deliver and perform this Agreement and all of the Buyer Ancillary Agreements. The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer and Parent have been duly authorized and approved by Buyer’s managing member and Parent’s board of directors and do not require any further authorization or consent of Buyer, Parent or their stockholders. This Agreement has been duly authorized, executed and delivered by Buyer and Parent and is the legal, valid and binding agreement of Buyer and Parent enforceable in accordance with its terms, and each of the Buyer Ancillary Agreements has been duly authorized by Buyer and Parent, as applicable, and upon execution and delivery by Buyer and Parent, as applicable, will be a legal, valid and binding obligation of Buyer and Parent, as applicable, enforceable in accordance with its terms.
          (b) Neither the execution and delivery of this Agreement or any of the Buyer Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:
     (i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (A) the organizational documents of Buyer or Parent, (B) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Buyer or Parent is a party or any of its properties is subject or by which Buyer or Parent is bound, (C) any Court Order to which Buyer or Parent is a party or by which they are bound or (D) any Requirements of Laws affecting Buyer or Parent; or

     (ii) require the approval, consent, authorization or act of, or the making by Buyer or Parent of any declaration, filing or registration with, any Person.
          6.3. No Finder. Neither Buyer, Parent nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF THE SELLING PARTIES
AND THE SELLER REPRESENTATIVE
     As an inducement to Buyer and Parent to enter into this Agreement and to consummate the transactions contemplated hereby, the Seller Representative and each Selling Party, severally and not jointly, hereby represents and warrants to Buyer and Parent as follows:
          7.1. Organization, Power and Authorization of the Seller Representative and the Selling Parties. The Seller Representative and each Selling Party (a) if a non-natural Person, is duly incorporated or organized, as the case may be, validly existing and is in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be and (b) has the requisite power and authority (and, if such party is a natural Person, the requisite capacity) necessary to enter into, deliver and perform its obligations pursuant to this Agreement and any Seller Ancillary Agreement to which it is a party. Such Seller Representative’s and each Selling Party’s execution, delivery and performance of this Agreement and the Seller Ancillary Agreements have been duly authorized.
          7.2. Binding Effect. This Agreement has been duly executed and delivered by the Seller Representative and each Selling Party and (assuming the valid authorization, execution and delivery of this Agreement by Buyer and Parent) is the legal, valid and binding obligation of the Seller Representative and each Selling Party enforceable against the Seller Representative and each Selling Party in accordance with its terms, and each of the Seller Ancillary Agreements to which the Seller Representative or any Selling Party is a party has been duly authorized by such Seller Representative or Selling Party, as applicable, and upon execution and delivery by such Seller Representative or Selling Party, as applicable, will be a valid and binding obligation of such Seller Representative or Selling Party, assuming the due authorization, execution and delivery by the other parties hereto, enforceable in accordance with its terms, except as enforceability may be limited by (a) general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law and (b) bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or other similar laws relating to or affecting creditors’ rights generally.
          7.3. No Conflicts. Neither the execution and delivery of this Agreement nor any of the Seller Ancillary Agreements to which the Seller Representative or any Selling Party is a party or the consummation of any of the transactions contemplated hereby or thereby nor compliance with the terms, conditions and provisions hereof or thereof will:

          (a) except as described in Section 7.3(b), conflict with, result in a breach of the terms, conditions or provisions of, require the consent, authorization or approval of or other action by or any notice or declaration to, or filing with, any third Person, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights, or result in the creation or imposition of any Encumbrance upon any of the assets of the Seller Representative or any Selling Party under: (1) if such Seller Representative or Selling Party is a non-natural Person, such Seller Representative’s or Selling Party’s organizational documents, (2) any note, instrument, mortgage, agreement, permit, license, lease, sublease, franchise or obligation to which such Seller Representative or Selling Party is a party or by which such Seller Representative or Selling Party is bound, (3) any Court Order to which such Seller Representative or Selling Party is a party or by which such Seller Representative or Selling Party is bound or (4) any Requirements of Law affecting such Seller Representative or Selling Party, other than, in the case of clauses (2), (3) and (4), any such conflicts, breaches, consents, authorizations, approvals, actions, notices, declarations, filings, defaults, rights or Encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect or would not prevent the consummation of any of the transactions contemplated hereby, or
          (b) require the approval, consent, authorization or act of, or the making by such Seller Representative or Selling Party of any material declaration, filing or registration with, any Governmental Body.
          7.4. No Broker. No Selling Party has any liability to pay any fees or commissions to any broker, finder or investment banker with respect to the transactions contemplated by this Agreement.
ARTICLE VIII
ADDITIONAL AGREEMENTS
          8.1. Covenant Not to Compete or Solicit Business.
          (a) In recognition of the fact that each Seller and the Selling Parties are receiving significant economic value under this Agreement, and in furtherance of the sale of the Purchased Assets and the Business to Buyer hereunder by virtue of the transactions contemplated hereby and more effectively to protect the value and goodwill of the Purchased Assets and the Business so sold, each Seller and Selling Party acknowledges that Buyer and Parent would be irreparably damaged if he, she or it were to compete with Buyer, Parent or the Business and each covenants and agrees that, for a period ending on the five (5) year anniversary of the Closing Date, no Seller nor the Seller Representative nor any of their respective Affiliates will:
     (i) directly or indirectly (whether as principal, agent, independent contractor, partner, franchisor, licensor or otherwise) own, manage, operate, control, participate in, perform services for, sell materials or content to, or otherwise carry on, a business similar to or competitive with the Business anywhere in the United States or the world (it being understood by the parties hereto that the Business is not limited to any particular region of the United States or the world and that the Business may be engaged in effectively from any location in the United States or the world); or

     (ii) hire any employee of the Business or induce, solicit or attempt to persuade any employee, agent, licensor, supplier, customer, content provider or franchisee of the Business to (A) terminate such employment, agency or business relationship (whether for the purpose of entering into any such relationship on behalf of any other business organization in competition with the Business or otherwise) or (B) to otherwise interfere with the relationship between Parent, Buyer or any of their respective Affiliates, on the one hand, and any such employee, agent, licensor, supplier, customer, content provider or franchisee of the Business, on the other hand;
provided, however, that nothing set forth in this Section 8.1 shall prohibit a Selling Party, together with his, her or its respective Affiliates, from owning not in excess of 5% in the aggregate of any class of capital stock of any corporation if such stock is publicly traded and listed on any national or regional stock exchange or on The Nasdaq Global Market; and provided further that nothing set forth in this Section 8.1 shall apply to (i) any employees of Seller other than the Seller Representative or (ii) any family member of the Selling Parties, other than the Seller Representative.
          (b) Each Seller and Selling Party also covenants and agrees that from and after the Closing Date it will not, and will not permit any of its Affiliates to, divulge or make use of any Trade Secrets or other confidential information of the Business, other than to disclose such secrets and information to Parent, Buyer or their Affiliates.
          (c) The parties agree that the covenants set forth in this Section 8.1 are reasonable with respect to duration, geographical area and scope. If any Seller or Selling Party, or any Affiliate of a Seller or a Selling Party, violates any of its obligations under this Section 8.1, Buyer or Parent may proceed against it in law or in equity for such damages or other relief as a court may deem appropriate. Each Seller and Selling Party acknowledges that a violation of this Section 8.1 may cause Buyer or Parent irreparable harm which may not be adequately compensated for by money damages. Each Seller and Selling Party therefore agrees that in the event of any actual or threatened violation of this Section 8.1, Buyer and Parent shall be entitled, in addition to other remedies that it may have, to a temporary restraining order and to preliminary and final injunctive relief against such Seller or Selling Party, or such Affiliate of any such Seller or Selling Party, to prevent any violations of this Section 8.1, without the necessity of posting a bond. The prevailing party in any action commenced under this Section 8.1 shall also be entitled to receive reasonable attorneys’ fees and court costs. It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Section 8.1, any term, restriction, covenant or promise in this Section 8.1 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency, and such court or agency shall be empowered to reform the terms hereof (including by modifying or reducing the duration, geographical area or scope hereof) or to delete specific words or phrases included herein.
          8.2. Reserved.

          8.3. Taxes.
          (a) Liability for Taxes.
     (i) Seller shall be liable for and shall pay, and pursuant to ARTICLE IX each of Seller and the Selling Parties, jointly and severally, agree to indemnify and hold harmless each Buyer Group Member from and against any and all Losses and Expenses incurred by such Buyer Group Member in connection with or arising from: (i) Taxes imposed on or with respect to the Business, the Purchased Assets (including any Transferred Subsidiary), in each case attributable to Taxable years or periods ending on or prior to the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date; (ii) Taxes for which any Transferred Subsidiary may otherwise be liable, as a result of having been a member of any Company Group (including Taxes for which such Transferred Subsidiary is or may be liable pursuant to Section 1.1502-6 of the Treasury regulations or similar provisions of state or local Law Taxes and any Taxes resulting from a Transferred Subsidiary ceasing to be a member of any Company Group). For purposes of this Section 8.3(a)(i), any Straddle Period shall be treated on a “closing of the books” basis as two partial periods, one ending at the close of the Closing Date and the other beginning on the day after the Closing Date, except that Taxes (such as property Taxes) imposed on a periodic basis shall be allocated on a daily basis.
     (ii) Notwithstanding Section 8.3(a)(i), any sales Tax, use Tax, real property transfer or gains Tax, documentary stamp Tax or similar Tax attributable to the sale or transfer of the Business, the Purchased Assets or the Assumed Liabilities shall be paid by Seller. Buyer agrees to timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns with respect to, such Taxes.
     (iii) If Buyer receives a credit with respect to, or refund of, any Tax for which Seller is liable under this Agreement, Buyer shall pay over to Seller the amount of such refund or credit within 15 days after receipt or entitlement thereto, except to the extent that such refund or credit is attributable to the carryback of losses, credits or similar items from a Taxable year or period that begins after the Closing Date. In the event that any refund or credit of Taxes for which a payment has been made to Seller by Buyer is subsequently reduced or disallowed, Seller shall indemnify and hold harmless Buyer for any Tax assessed against Buyer by reason of the reduction or disallowance. For purposes of this Section 8.3(a)(iii), Tax refunds shall include any interest that is paid as part of the payment of such refunds, reduced by the increase in the original payee’s federal, state, local, foreign or other Taxes payable attributable to such interest after taking into account any offsetting deductions or credits.
          (b) Tax Returns. Seller shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to each Transferred Subsidiary on or prior to the Closing Date and shall remit or cause the Transferred Subsidiary to remit any Taxes due in respect of such Tax Returns. Buyer shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to each Transferred Subsidiary after the Closing Date and shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. Seller shall reimburse Buyer for the Taxes as to which Seller is liable pursuant to Section 8.3(a) but which are remitted in respect of any Tax Return to be filed by Buyer pursuant to this paragraph (b) upon the written request of Buyer setting forth in detail the computation of the amount owed by Seller. All Tax Returns which Seller is required to file or cause to be filed in accordance with this paragraph (b) shall be prepared and filed in a manner consistent with past practice and, on such Tax Returns, no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods
          (c) Contest Provisions.
     (i) Buyer shall notify Seller in writing of any pending or threatened federal, state, local or foreign Tax audits or assessments which may materially affect the Tax liabilities of a Transferred Subsidiary for which Seller would be required to indemnify Buyer Group Members pursuant to Section 8.3(a); provided, that failure to comply with this provision shall not affect Buyer’s right to indemnification hereunder except to the extent such failure materially impairs Seller’s ability to contest any such Tax liabilities.
     (ii) Except as otherwise provided in Section 8.3(c)(iii), Seller shall have the sole right to represent each Transferred Subsidiary’s interests in any Tax audit or administrative or court proceeding relating to Tax liabilities for which Seller would be required to indemnify Buyer Group Members pursuant to Section 8.3(a) and which relate to Taxable periods ending on or before the Closing Date, and to employ counsel of Seller’s choice at Seller’s expense; provided, however, that Buyer and its representatives shall be permitted, at Buyer’s expense, to be present at, and participate in, any such audit or proceeding. Notwithstanding the foregoing, neither Seller nor any Affiliate of Seller shall be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which could adversely affect the liability for Taxes of any Buyer Group Member or any Transferred Subsidiary for any period after the Closing Date to any extent unless Seller has indemnified each Buyer Group Member against the effects of any such settlement (including, but not limited to, the imposition of income Tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions, or the reduction of loss or credit carryforwards) without the prior written consent of Buyer, which consent may be withheld in the sole discretion of Buyer.
     (iii) If Seller fails to exercise its right to represent each Transferred Subsidiary’s interests in any Tax audit or administrative or court proceeding described in Section 8.3(c)(ii), Buyer may assume control of such Tax audit or administrative or court proceeding without prejudicing its rights to indemnification pursuant to Section 8.3(a).
          (d) Assistance and Cooperation. After the Closing Date, each of Seller and Buyer shall (and cause their respective Affiliates to):
     (i) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing;

     (ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns filed by or with respect to the Business or the Purchased Assets (including any Transferred Subsidiary);
     (iii) make available to the other and to any taxing authority as reasonably requested all information, records and documents relating to Taxes imposed on or with respect to the Business or the Purchased Assets (including any Transferred Subsidiary);
     (iv) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments relating to Taxes imposed on or with respect to the Business or the Purchased Assets (including any Transferred Subsidiary) for which the other may be liable under Section 8.3(a); and
     (v) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request.
          (e) Survival. Notwithstanding anything to the contrary in this Agreement, the obligations of the parties set forth in this Section 8.3 shall be unconditional and absolute and shall remain in effect without limitation as to time.
          8.4. Employees and Employee Benefit Plans.
          (a) Effective as of the Closing Date, Buyer (itself or through one of its Affiliates) shall offer employment to the individuals listed on Schedule 8.4(A). All employees who are so offered employment with Buyer and who accept such offer of employment and who actually perform services for Buyer on or after the Closing Date are referred to herein as “Transferred Employees.” Sellers and the Selling Parties agree to use their respective commercially reasonable efforts to cause the Persons identified on Schedule 8.4(A) to become Transferred Employees.
          (b) The terms and conditions of employment of the Transferred Employees shall be as mutually agreed upon by Buyer and each such Transferred Employee; provided, however, that Buyer shall have the right in its sole discretion (i) to terminate any Transferred Employee at any time, (ii) to change or modify the compensation paid to any Transferred Employee at any time, and (iii) to change or modify any other term or condition of employment for any Transferred Employee at any time. Nothing in this Agreement shall create any obligation on the part of Buyer to continue the employment of any employee of the Business for any definite period following the Closing Date. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, Buyer shall assume the employment contracts listed on Schedule 8.4(B), including the obligations of Seller arising after the Closing Date with respect thereto, solely to the extent that such employment contracts governed the employment of Transferred Employees immediately prior to the Closing Date.
          (c) Sellers shall be responsible for and shall (1) pay, for purposes of Section 3.2 and the adjustment of the Purchase Price set forth therein, any accrued salary or bonus amounts of the Transferred Employees as of the Closing Date, (2) pay out, for purposes of Section 3.2 and the adjustment of the Purchase Price set forth therein, any earned, unused vacation and (if applicable) sick days of the Transferred Employees upon their termination of employment with Sellers and in accordance with the vacation and sick pay policy of the Business and (3) pay any workers’ compensation or similar workers’ protection claims, whether incurred prior to, on or after the Closing Date which are the result of an injury or illness originating prior to or on the Closing Date. In no event shall Buyer have any responsibility or liability for payment of any such amounts identified in clauses (1), (2) or (3) above.
          (d) Buyer shall (i) recognize each Transferred Employee service with Sellers for purposes of eligibility, vesting and computation of benefits, including earned vacation and severance benefits, (ii) use its commercially reasonable efforts to cause to be waived pre-existing conditions, eligibility exclusions and waiting periods in any of the Buyer’s or Parent’s health plans (including medical, dental, life and disability coverage) for which Transferred Employees are eligible to participate to the extent such conditions, exclusions and waiting periods were satisfied or did not apply to such Transferred Employees under Seller’s health plans immediately prior to the Closing Date and (iii) use its commercially reasonable efforts to credit Transferred Employees with any deductible, co-insurance or out of pocket amounts paid under any group health plan of the Seller during the plan year in which Transferred Employees begin participating in Buyer’s or Parent’s group health plans.
          (e) Seller shall be responsible for providing continuation coverage to employees (and their covered dependents) who do not become Transferred Employees and to Transferred Employees (and their covered dependents) under each of its applicable health plans with respect to all qualifying events under COBRA and comparable state law which occur on or before the Closing Date.
          (f) Without limiting the obligations and indemnities of Seller and the Selling Parties set forth elsewhere in this Agreement, Sellers and the Selling Parties jointly and severally shall be responsible for, and shall indemnify the Buyer Group Members against, any costs or obligations arising from or associated with (1) the termination or deemed termination of any employee of any Seller who does not become a Transferred Employee for any reason; (2) any liabilities relating to any employee benefit plan, program, agreement or arrangement, whether or not funded, of the Business, any Seller or any Seller Group Member; (3) any liabilities with respect to employees who do not become Transferred Employees; or (4) any liabilities with respect to Transferred Employees regarding services attributable to, or claims and expenses incurred during, the period ending on the Closing Date related to employment with any Seller or termination of such employment.
          (g) Seller shall be responsible for performing and discharging all requirements, if any, under the Federal Waiver Adjustment Retraining and Notification Act of 1988, as amended, and any other applicable Federal, State or Local Requirements of Laws regarding any employment loss (as defined in such Requirements of Laws) occurring on or prior to the Closing Date.
          (h) No provision of this Agreement shall create any third-party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) of any Seller in respect of rights to continued employment or benefits or any kind.

          8.5. Collection of Receivables.
          (a) From and after the Closing Date, Buyer shall use its commercially reasonable efforts to collect the accounts and notes receivable reflected in the Closing Date Balance Sheet (the “Receivables”) generally in accordance with the billing and collection practices presently applied by Buyer in the collection of accounts and notes receivable generated by its business, except that with respect to any particular Receivable, Buyer shall be under no obligation to commence or not to commence litigation to effect collection and may make any adjustment, concession or settlement which in the good faith judgment of Buyer is commercially reasonable. In connection with the collections by Buyer, if a payment is received from an account debtor who has not designated the invoice being paid thereby, such payment shall be applied to the earliest invoice outstanding with respect to indebtedness of such account debtor, except for those invoices which are subject to a dispute to the extent of such dispute.
          (b) If, after the Closing Date, Seller shall receive any remittance from any account debtors with respect to the Receivables (excluding any Receivable reassigned to Seller), Seller shall endorse such remittance to the order of Buyer and forward it to Buyer promptly following receipt thereof.
          8.6. Change in Corporate Name. Seller agrees promptly after the Closing Date to change its corporate name to a name that does not include any word set forth on Schedule 8.6 or any variation thereof.
ARTICLE IX
INDEMNIFICATION
          9.1. Indemnification by Seller and the Selling Parties.
          (a) Each of Seller and the Selling Parties, jointly and severally, agrees to indemnify and hold harmless each Buyer Group Member from and against any and all Losses and Expenses incurred by such Buyer Group Member in connection with or arising from:
     (i) any breach of any warranty or the inaccuracy of any representation of Seller or the Seller Representative contained or referred to in this Agreement or any certificate delivered by or on behalf of Seller or the Seller Representative pursuant hereto or in any Seller Ancillary Agreement;
     (ii) any breach by Seller or the Seller Representative of any of its covenants or agreements, or any failure of Seller to perform any of its obligations, in this Agreement or in any Seller Ancillary Agreement;
     (iii) the failure of Seller to pay, perform or discharge any Excluded Liability;
     (iv) any failure of Seller to obtain prior to the Closing any consent set forth in Schedule 5.3; or
     (v) the failure of Seller to comply with any applicable bulk sales law, except that this clause shall not affect the obligation of Buyer to pay and discharge the Assumed Liabilities;

provided, however, that Seller and the Selling Parties shall not be required to indemnify and hold harmless under clause (i) of this Section 9.1(a) with respect to Losses and Expenses incurred by Buyer Group Members (other than Losses and Expenses incurred as a result of inaccuracies of the representations and warranties contained in Sections 5.1, 5.3, 5.7, 5.14 and 5.24, as to which this proviso shall have no effect) unless the aggregate amount of such Losses and Expenses subject to indemnification by Seller exceeds $250,000, and once such amount is exceeded, Seller and the Selling Parties shall indemnify the Buyer Group Members for the entire amount of such Loss and Expense without deduction; provided however, notwithstanding anything to the contrary contained in this Agreement, Seller and the Selling Parties shall not be required to indemnify and hold harmless the Buyer Group Members for Losses and Expenses in excess of $7,500,000.00, other than in respect of (i) any liabilities in respect of Taxes for which Seller is liable pursuant to Section 8.3, (ii) the covenants set forth in Section 8.1 or 8.4(c), or (iii) any liabilities or obligations in respect of the lawsuit set forth as Item 2 in Schedule 5.19(A), in each case as to which there shall be no limitation.
          (b) Each Selling Party, severally and not jointly, agrees to indemnify and hold harmless each Buyer Group Member from and against any and all Losses and Expenses incurred by such Buyer Group Member in connection with or arising from:
     (i) any breach of any warranty or the inaccuracy of any representation of such Selling Party contained or referred to in this Agreement or any certificate delivered by or on behalf of such Selling Party or in any Seller Ancillary Agreement; and
     (ii) any breach by such Selling Party of any of its covenants or agreements, or any failure of such Selling Party to perform any of its obligations, in this Agreement or in any Seller Ancillary Agreement.
          (c) The indemnification provided for in Sections 9.1(a) and (b) shall terminate two (2) years after the Closing Date (and no claims shall be made by any Buyer Group Member under Section 9.1(a) thereafter), except that the indemnification by Seller and the Selling Parties shall continue as to:
     (i) the representations and warranties set forth in Section 5.14 and the covenants set forth in Sections 8.4, 10.2, 10.6 and 10.13, as to all of which no time limitation shall apply;
     (ii) the representations and warranties set forth in Section 5.7, and the covenants set forth in Section 8.3, until the expiration of the applicable statutes of limitations;
     (iii) the covenant set forth in Section 9.1(a)(iii), as to which no time limitation shall apply;
     (iv) the covenant set forth in Section 8.1, as to which the indemnification provided for in this Section 9.1 shall terminate one year after the expiration of the noncompetition period provided for therein; and

     (v) any Loss or Expense of which any Buyer Group Member has notified the Seller Representative in accordance with the requirements of Section 9.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 9.1, as to which the obligation of Seller shall continue until the liability of Seller shall have been determined pursuant to this ARTICLE IX, and Seller shall have reimbursed all Buyer Group Members for the full amount of such Loss and Expense in accordance with this ARTICLE IX.
          9.2. Indemnification by Buyer and Parent.
          (a) Buyer and Parent, jointly and severally, agree to indemnify and hold harmless each Seller Group Member from and against any and all Losses and Expenses incurred by such Seller Group Member in connection with or arising from:
     (i) any breach of any warranty or the inaccuracy of any representation of Buyer or Parent contained or referred to in this Agreement or in any certificate delivered by or on behalf of Buyer or Parent pursuant hereto or in any Buyer Ancillary Agreement; or
     (ii) any breach by Buyer or Parent of any of its covenants or agreements, or any failure by Buyer or Parent to perform any of its obligations, in this Agreement or in any Buyer Ancillary Agreement;
provided, however, that neither Buyer nor Parent shall be required to indemnify and hold harmless under clause (i) of this Section 9.2(a) with respect to Losses and Expenses incurred by Seller Group Members (other than Losses and Expenses incurred as a result of inaccuracies of the representations and warranties contained in Section 6.3, as to which this proviso shall have no effect) unless the aggregate amount of such Losses and Expenses subject to indemnification by Buyer and Parent exceeds $250,000, and once such amount is exceeded, Buyer and Parent shall indemnify the Seller Group Members for the entire amount of such Loss and Expense without deduction.
          (b) The indemnification provided for in Section 9.2(a) shall terminate two (2) years after the Closing Date (and no claims shall be made by Seller under Section 9.2(a) thereafter), except that the indemnification by Buyer and Parent shall continue as to:
     (i) the obligations of Buyer under the Instrument of Assumption, as to which no time limitation shall apply;
     (ii) the covenants of Buyer set forth in Sections 3.4 and 8.3, until the expiration of the applicable statute of limitations; and
     (iii) any Loss or Expense of which Seller has notified Buyer in accordance with the requirements of Section 9.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 9.2, as to which the obligation of Buyer and Parent shall continue until the liability of Buyer and Parent shall have been determined pursuant to this ARTICLE IX, and Buyer or Parent shall have reimbursed all

Seller Group Members for the full amount of such Loss and Expense in accordance with this ARTICLE IX.
          9.3. Notice of Claims.
          (a) Any Buyer Group Member or Seller Group Member (the “Indemnified Party”) seeking indemnification hereunder shall give to the party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, that a Claim Notice in respect of any pending or threatened action at law or suit in equity by or against a third Person as to which indemnification will be sought (each such action or suit being a “Third Person Claim”) shall be given promptly after the action or suit is commenced; provided further that failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been materially prejudiced by such failure.
          (b) After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this ARTICLE IX shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Loss and Expense suffered by it.
          9.4. Third Person Claims.
          (a) The Indemnified Party shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any Third Person Claim against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder, and in any such case the Indemnitor shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnified Party in connection therewith; provided, that:
     (i) the Indemnitor may participate, through counsel chosen by it and at its own expense, in the defense of any such Third Person Claim as to which the Indemnified Party has so elected to conduct and control the defense thereof; and
     (ii) the Indemnified Party shall not, without the written consent of the Indemnitor (which written consent shall not be unreasonably withheld), pay, compromise or settle any such Third Person Claim, except that no such consent shall be required if, following a written request from the Indemnified Party, the Indemnitor shall fail, within

14 days after the making of such request, to acknowledge and agree in writing that, if such Third Person Claim shall be adversely determined, such Indemnitor has an obligation to provide indemnification hereunder to such Indemnified Party.
Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such Third Person Claim without such consent, provided, that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder unless such consent is unreasonably withheld.
          (b) If there shall be any conflicts between the provisions of this Section 9.4 and Section 8.3(c) (relating to certain Tax contests), the provisions of Section 8.3(c) shall control with respect to such Tax contests.
          9.5. Adjustment to Purchase Price. Any indemnification payment by a party under this ARTICLE IX shall be made on an After-Tax Basis, and to the extent such payment can be properly so characterized under applicable Tax law, shall be treated by the parties as an adjustment to the Purchase Price.
          9.6. Seller Representative.
          (a) Seller and each of the Selling Parties hereby irrevocably constitutes and appoints the Seller Representative as his, her or its attorney-in-fact under this Agreement and acknowledges and agrees that the Seller Representative shall act as agent for Seller and the Selling Parties and shall be entitled to give and receive notices and communications, to receive and distribute the Purchase Price, to determine the adjustment of the Purchase Price pursuant to ARTICLE III, to represent Seller and the Selling Parties with respect to certain Tax claims which may be the subject of indemnification by Seller and the Selling Parties pursuant to Section 8.3, to seek indemnification from Buyer on behalf of Seller and the Selling Parties pursuant to Section 9.2, to prosecute, defend, settle, compromise or take any other action on behalf of Seller and the Selling Parties with respect to any claim for indemnification, to enter into and take all actions related to the Escrow Agreement, and to take all actions necessary or appropriate in the judgment of the Seller Representative for the accomplishment of the foregoing. Seller and each Selling Party grants unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection with the matters described above, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that the Seller Representative may lawfully do or cause to be done by virtue hereof. Seller and each of the Selling Parties further acknowledges and agrees that, upon execution of this Agreement, with respect to any delivery by the Seller Representative of any waiver, amendment, agreement, opinion, certificate or other documents executed by the Seller Representative pursuant to this Section 9.6, Seller and such Selling Party shall be bound by such documents as fully as if Seller and such Selling Party had executed and delivered such documents. No bond shall be required of the Seller Representative, and the Seller Representative shall receive no compensation for his or her services; provided, however, the Seller Representative shall be entitled to reimbursement for reasonable expenses incurred in connection with its duties hereunder by Seller and the Selling Parties.

          (b) The Seller Representative shall not have by reason of this Agreement a fiduciary relationship in respect of Seller or any Selling Party. The Seller Representative shall not be liable to Seller or the other Selling Parties for any act done or omitted hereunder as Seller Representative, except that the Seller Representative shall not be relieved of any liability imposed by law for gross negligence or willful misconduct. The Seller Representative shall not be liable to Seller or any Selling Party for any apportionment or distribution of payments made by it in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of Seller or any Selling Party to whom payment was due, but not made, shall be to recover from Seller or the other Selling Party any payment in excess of the amount to which they are determined to have been entitled. The Seller Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement. Seller and each of the Selling Parties acknowledges and agrees that the Seller Representative shall not be obligated to take any actions and shall be entitled to take such actions as the Seller Representative deems appropriate in such Seller Representative’s sole discretion.
          9.7. Reliance by Buyer and Parent on the Actions of the Seller Representative. A decision, act, consent or instruction of the Seller Representative shall constitute a decision of Seller and all of the Selling Parties and shall be final, binding and conclusive upon each such Selling Party and the Selling Parties and Buyer and Parent may rely upon any decision, act, consent or instruction of the Seller Representative as being the decision, act, consent or instruction of Seller and each and every Selling Party. Each Buyer Group Member is hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Seller Representative. No modification or revocation of the power of attorney granted by Seller or the Selling Parties herein to the Seller Representative shall be effective as against Buyer, Parent, Seller or the Selling Parties until Buyer, Parent, Seller and the Selling Parties have received a document signed by Seller and all of the Selling Parties effecting said modification or revocation.
ARTICLE X
GENERAL PROVISIONS
          10.1. Survival of Obligations. All representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement; provided, however, that, except as otherwise provided in ARTICLE IX, the representations and warranties contained in ARTICLE V, VI and VII shall terminate on the second (2nd) anniversary of the Closing Date. Except as otherwise provided herein, no claim shall be made for the breach of any representation or warranty contained in ARTICLE V, VI or VII or under any certificate delivered with respect thereto under this Agreement after the date on which such representations and warranties terminate as set forth in this Section 10.1.
          10.2. Confidential Nature of Information. Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this

Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents. Such documents, materials and information shall not be communicated to any third Person (other than in the case of Buyer or Parent, to their respective counsel, accountants, financial advisors or lenders, and in the case of Seller, to its counsel, accountants or financial advisors). After the date hereof, Buyer or Parent may use or disclose any confidential information included in the Purchased Assets or otherwise reasonably related to the Business or the Purchased Assets. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (i) is or becomes available to such party from a source other than the other party, (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents, (iii) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed, or (iv) such party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby.
          10.3. No Public Announcement. Neither Buyer nor Parent, on the one hand, nor Seller, on the other hand, shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law or the rules of any stock exchange (including the NASDAQ Global Market), in which case the other party shall be advised and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued.
          10.4. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or when sent by registered or certified mail or by overnight courier service addressed as follows:
If to Buyer or Parent, to:
Churchill Downs Incorporated
700 Central Avenue
Louisville, Kentucky 40208
Attention: Bill Carstanjen
and
Churchill Downs Incorporated
700 Central Avenue
Louisville, Kentucky 40208
Attention: General Counsel
with a copy to:
Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
Attention: Brian J. Fahrney and Matthew G. McQueen

If to Seller, to:
Bloodstock Research Information Services, Inc.
Brisbet, Inc.
Tsnbet, Inc.
Thoroughbred Sports Network, Inc.
5820 Winchester Road
Lexington, KY 40509
Attention: Richard F. Broadbent, III
with a copy to:
Gess Mattingly & Atchison, P.S.C.
201 W. Short Street
Lexington, KY 40507
Attention: C. Timothy Cone, Esq.
Frost Brown Todd LLC
250 W. Main Street, Suite 2700
Lexington, KY 40507
Attention: John S. Sawyer, Esq.
If to the Seller Representative, to:
Mr. Richard F. Broadbent
5820 Winchester Road
Lexington, KY 40509
or to such other address as such party may indicate by a notice delivered to the other party hereto.
          10.5. Successors and Assigns.
          (a) The rights of either party under this Agreement shall not be assignable by such party hereto prior to the Closing without the written consent of the other, except that the rights of Buyer or Parent hereunder may be assigned prior to the Closing, without the consent of Seller, to any corporation or limited liability company all of the outstanding capital stock or membership interests of which are owned or Controlled by Parent or to any general or limited partnership in which Parent or any such corporation or limited liability company is a general partner, provided that the assignee shall assume in writing all of Buyer’s obligations to Seller hereunder. Following the Closing, either party may assign any of its rights hereunder, but no such assignment shall relieve it of its obligations hereunder.
          (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. The successors and permitted assigns hereunder shall include, in the case of Buyer or Parent, any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise). Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 10.5 any right, remedy or claim under or by reason of this Agreement.
          10.6. Access to Records after Closing.
          (a) For a period of six (6) years after the Closing Date, Seller and its representatives shall have reasonable access to all of the books and records of Seller with respect to the Business transferred to Buyer hereunder to the extent that such access may reasonably be required by Seller in connection with matters relating to or affected by the operations of the Business prior to the Closing Date. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours. Seller shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 10.6. If Buyer shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Buyer shall, prior to such disposition, give Seller a reasonable opportunity, at Seller’s expense, to segregate and remove such books and records as Seller may select.
          (b) For a period of six (6) years after the Closing Date, Buyer and its representatives shall have reasonable access to all of the books and records relating to the Business which Seller or any of its Affiliates may retain after the Closing Date. Such access shall be afforded by Seller and its Affiliates upon receipt of reasonable advance notice and during normal business hours. Buyer shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 10.6. If Seller or any of its Affiliates shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Seller shall, prior to such disposition, give Buyer a reasonable opportunity, at Buyer’s expense, to segregate and remove such books and records as Buyer may select.
          10.7. Entire Agreement; Amendments. This Agreement and the Exhibits and Schedules referred to herein and the documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or letters of intent between or among any of the parties hereto, including the Confidentiality Agreement. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto. All Exhibits and Schedules attached to this Agreement are incorporated into, and made a part of, this Agreement, including without limitation all of the provisions of Schedule III.
          10.8. Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

          10.9. Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.
          10.10. Expenses. Each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants.
          10.11. Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of Seller, Parent and Buyer. Delivery of an executed counterpart of a signature page to this Agreement shall be as effective as delivery of a manually executed counterpart of this Agreement.
          10.12. Enforcement of Agreement. In the event of an action at law or in equity between the parties hereto to enforce any of the provisions hereof, the unsuccessful party to such litigation or proceeding shall pay to the successful party all costs and expenses, including reasonable attorneys’ fees, incurred therein by such successful party on trial and appeal as adjudged by the court, and if such successful party or parties shall recover judgment in any such action or proceeding, such costs, expenses and attorneys’ fees may be included as part of such judgment.
          10.13. Further Assurances. From time to time following the Closing, Seller shall execute and deliver, or cause to be executed and delivered, to Buyer such other instruments of conveyance and transfer as Buyer may reasonably request or as may be otherwise necessary to more effectively convey and transfer to, and vest in, Buyer and put Buyer in possession of, any part of the Purchased Assets, and, in the case of licenses, certificates, approvals, authorizations, agreements, contracts, leases, easements and other commitments included in the Purchased Assets (a) which cannot be transferred or assigned effectively without the consent of third parties which consent has not been obtained prior to the Closing, to cooperate with Buyer at its request in endeavoring to obtain such consent promptly, and if any such consent is unobtainable, to use its commercially reasonable efforts to secure to Buyer the benefits thereof in some other manner, or (b) which are otherwise not transferable or assignable, to use its commercially reasonable efforts jointly with Buyer to secure to Buyer the benefits thereof in some other manner (including the exercise of the rights of Seller thereunder). Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any license, certificate, approval, authorization, agreement, contract, lease, easement or other commitment included in the Purchased Assets if an attempted assignment thereof without the consent of a third party thereto would constitute a breach thereof. This Section 10.13 shall be subject to the applicable provisions of Schedule III.
          10.14. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Delaware.
          10.15. Time is of the Essence. With respect to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
          10.16. Submission to Jurisdiction. Seller and Buyer hereby irrevocably submit in any suit, action or proceeding arising out of or related to this Agreement or any of the transactions contemplated hereby or thereby to the jurisdiction of a United States District Court in the State of Kentucky and the jurisdiction of any court of the State of Kentucky and waive any and all objections to jurisdiction that they may have.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

PARENT:

CHURCHILL DOWNS INCORPORATED

By:	/s/ William C. Carstanjen
Name:	William C. Carstanjen
Title:	Executive Vice-President

BUYER:

CDTIC ACQUISITION, LLC

By:	/s/ William C. Carstanjen
Name:	William C. Carstanjen
Title:	Authorized Signatory

SELLER:

BLOODSTOCK RESEARCH INFORMATION SERVICES, INC.

By:	/s/ Richard F. Broadbent
Name:	Richard F. Broadbent, III
Title:	Authorized Signatory

BRISBET, INC.

By:	/s/ Richard F. Broadbent
Name:	Richard F. Broadbent, III
Title:	Authorized Signatory

TSNBET, INC.

By:	/s/ Richard F. Broadbent
Name:	Richard F. Broadbent, III
Title:	Authorized Signatory

THOROUGHBRED SPORTS NETWORK, INC.

By:	/s/ Richard F. Broadbent
Name:	Richard F. Broadbent, III
Title:	Authorized Signatory

SELLER REPRESENTATIVE:

/s/ Richard F. Broadbent

RICHARD F. BROADBENT, III

SELLING PARTIES:

MARTHA B. MAYER TRUST;

By:	/s/ Richard F. Broadbent

RICHARD F. BROADBENT, III,
AUTHORIZED SIGNATORY

RICHARD F. BROADBENT, IV TRUST

By:	/s/ Richard F. Broadbent

RICHARD F. BROADBENT, III,
AUTHORIZED SIGNATORY

JOHN P. BROADBENT TRUST

By:	/s/ Richard F. Broadbent

RICHARD F. BROADBENT, III,
AUTHORIZED SIGNATORY

ALLISON P. VANDENHOUTEN TRUST

By:	/s/ Richard F. Broadbent

RICHARD F. BROADBENT, III,
AUTHORIZED SIGNATORY